CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2006, with respect to the consolidated balance sheets of Exabyte Corporation, as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows and the consolidated financial statement schedules for the years then ended, which appear in Exabyte Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

June 19, 2006